                                                                    Exhibit 99.1
News Release
Contacts: Steve Himes, 980-636-5636, shimes@chiquita.com, (Investors & Analysts)
Tiffany Breaux, 980-636-5029, tbreaux@chiquita.com (Media)

Chiquita Brands Names Rick Frier Chief Financial Officer
Frier Succeeds Brian W. Kocher Who Transitions to Chief Operating Officer

CHARLOTTE, N.C. – April 23, 2013 – Chiquita Brands (NYSE: CQB) announced today the appointment of Rick Frier as the company’s senior vice president and chief financial officer. Mr. Frier will be responsible for all aspects of the company’s financial operations worldwide. He will assume his new position immediately upon the filing of the company’s first quarter financial report and will serve as senior vice president, finance, until that time. He succeeds Brian W. Kocher who, as previously announced, will become chief operating officer (COO) for Chiquita.

“Rick has a strong finance and operational background, and a proven track record of success across a variety of industries,” said Ed Lonergan, Chiquita’s president and chief executive officer. “His experience in leading organizations through turnaround situations, and his demonstrated leadership skills are well suited to help Chiquita implement its refocused strategic direction. We are pleased to welcome him to Chiquita.”

“I’m delighted to join the Chiquita team. It’s a fantastic brand with a great team and tremendous potential,” Mr. Frier said. “I am excited about adding my skills and expertise to help Chiquita execute its strategic vision and grow shareholder value.”

Mr. Frier comes to Chiquita with 30 years of experience in finance and operational roles. Prior to joining Chiquita, he served as director, executive vice president and chief financial officer of Catalina Marketing Corp., a global leader in consumer precision marketing, where Frier helped lead the company through a period of transformation and significant growth. Before joining Catalina, he served as director, chief financial officer and chief operating officer of Mattress Discounters Inc., a Bain Capital portfolio company, where he played a key leadership role in that company’s financial and operational turnaround. Throughout his career, Frier has demonstrated a strong ability to align the global finance function with corporate strategies that improve profitability.

Mr. Frier graduated cum laude from the University of Southern California with a Bachelor of Science in Business Administration. He earned his Masters of Business Administration from Claremont Graduate University.

ABOUT CHIQUITA BRANDS INTERNATIONAL, INC.
Chiquita Brands (NYSE: CQB) is a leading international marketer and distributor of nutritious, high-quality fresh and value-added food products - from energy-rich bananas, blends of convenient green salads, other fruits to healthy snacking products. The company markets its healthy, fresh products under the Chiquita® and Fresh Express® premium brands and other related trademarks. With annual revenues of more than $3 billion, Chiquita employs approximately 20,000 people and has operations in approximately 70 countries worldwide. For more information, please visit http://www.chiquita.com/.

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